Outbound

AUTOMATED ANSWERING MACHINE MESSAGE:

“Hello, this is the Broadridge Proxy Services Center calling with an important message on behalf of the Advanced Series Trust. You should have received proxy material in the mail concerning the election of members to the Board of Trustees and approval of a Shareholder Services and Distribution Plan.

Your participation is very important. Voting takes just a few minutes and the act of voting will benefit all shareholders. To vote over the telephone, call toll-free at 1-800-690-6903 and a proxy voting specialist will assist you with voting your shares. Specialists are available Monday through Friday, 9:30 AM to 9:00 PM Eastern Time. You may also vote via the internet by going to www.proxyvote.com. Please refer to your proxy statement for additional details.

Thank you for your prompt attention to this matter.”

Inbound Greeting

Inbound Greeting:

“Thank you for calling the Broadridge Proxy Services Center for Advanced Series Trust. My name is <Agent Name> and this call is being recorded for quality assurance. How may I assist you today?”

Voting:

“Your Fund’s Board of Trustees recommends that you vote “FOR” the proposals. Would you like to vote along with the recommendations of the board?

The process will only take a few moments.

For the record, would you please state your full name and full mailing address?

Are you authorized to vote on all shares in all funds in all accounts? (Should have already identified shares s/he is authorized to vote)

Again, my name is <Agent Name>, a proxy voting specialist on behalf of the Advanced Series Trust. Today’s date is <Date> and the time is <Time> (am/pm) Eastern Time.

Mr. / Ms.                     , I have recorded your [FOR/AGAINST/ABSTAIN] vote for your Advanced Series Trust proxy and will be sending you a written confirmation. If you wish to make any changes you may contact us by calling call toll-free at 1-800-690-6903 and a proxy voting specialist will assist you with voting your shares. Specialists are available Monday through Friday, 9:30 AM to 9:00 PM Eastern Time. Thank you very much for your participation and have a great day/evening.”

If Unsure of voting or does not want to vote along with the recommendation of the Board:

“Would you like me to review the proposals with you? ” (After review, ask them if they would like to vote now over the phone).

If Not Received/Requesting material to be re-mailed:

“I can resend the materials to you. Can you please verify your full mailing address? (Verify entire address, including street name, number, town, state & zip) Do you have an email address this can be sent to? (If yes, enter the email address in the notes and read it back phonetically to the shareholder).

Thank you. You should receive these materials shortly and the materials will inform you of the methods available to you to cast your vote, one of which is to call us back at 1-800-690-6903, via the internet by going to www.proxyvote.com or in person at the Special Meeting of Shareholders on February 14, 2013 at 10:00 a.m. at the offices of the Trust located at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ.”

If Not Interested:

“(Use rebuttal) I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important. Please fill out and return your voting instruction card at your earliest convenience. If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.”

If Has Business Unit Specific Question:

If shareholder has a question about their specific contract/policy please refer provide them with the Business Unit specific toll free number. “For the Annuity Service Center please call 800-752-6342/ For the Individual Life Service Center please call 800-778-2255/ For your Group Life policy, please contact your broker/For the Retirement Service Center please call 877-778-2100. Thank you again for your time today, and have a wonderful day/evening.”

If Unhappy with the Response Provided to a Proxy Related Question:

“I am sorry for the inconvenience, you call is very important to us. To better assist you, can you please provide your name and contact phone number and a Prudential Financial representative will return your call within 24 hours.”

INBOUND - CLOSED RECORDING:

“Thank you for calling the Broadridge Proxy Services Center for Advanced Series Trust. Our offices are now closed. Please call us back during our normal business hours which are, Monday through Friday, 9:30 AM to 9:00 PM Eastern Time. Thank you.”

INBOUND - CALL IN QUEUE MESSAGE:

“Thank you for calling the Broadridge Proxy Services Center for Advanced Series Trust. Our proxy specialists are currently assisting other shareholders. Your call is important to us. Please continue to hold and your call will be answered in the order in which it was received.”

END OF CAMPAIGN MESSAGE:

“Thank you for calling the Broadridge Proxy Services Center for Advanced Series Trust. The shareholder meeting has been held and as a result, this toll free number is no longer in service for proxy related calls. If you have questions, please contact your Financial Advisor.”